Ex. 99.1 Press Release

PRESS RELEASE

Contact:

Matthew Jones
Chief Financial Officer
Convera Corporation
703 761 3700

mjones@convera.com

CONVERA CORPORATION ANNOUNCES REVISED LIQUIDATION DISTRIBUTION PAYMENT AMOUNT

VIENNA, VA – April 13, 2011 – Convera Corporation (OTC US: CNVR) (“the Company” or “Convera”) approved a Revised Plan of Distribution on April 12, 2011 and announced information regarding a contemplated final liquidating distribution to its shareholders in accordance with the revised plan.  Under the revised plan, Convera  increased the contingency reserve contained in its initial Plan of Dissolution, adopted on March 8, 2011, to satisfy expected and projected wind-down obligations of the Company, which will have the effect of reducing the cash distribution to Convera stockholders from $0.05 per share to $0.047 per share.  The cash distribution of $0.047 per share will be payable to holders of Class A Common Stock of Convera of record as of the close of business on February 8, 2010 (the “Convera Record Date Holders”), with any payment for less than a cent, considered on an aggregate basis for each Convera Record Date Holder, rounded up to the nearest whole cent.

In addition to cash, Convera intends to make a pro-rata distribution to Convera Record Date Holders of the shares of common stock of Vertical Search Works, Inc. held by Convera, which were acquired by Convera in connection with the merger of its operating subsidiaries into Vertical Search Works in February 2010.  Presently, Convera, which has 53,501,183 shares of Class A Common Stock outstanding, owns 647,790 shares of Vertical Search Works common stock (out of approximately 2,058,000 shares outstanding), comprised of shares acquired at the time of the Vertical Search Works merger referred to above and upon conversion of certain notes of Vertical Search Works.  Vertical Search Works has informed the Company that it will make a cash payment, in lieu of issuing fractional shares, to the holders of Class A Common Stock who would otherwise be entitled to receive fractional shares upon the distribution by the Company of its Vertical Search Works shares.  Vertical Search Works will deliver such cash amount to the Company so the Company will pay such cash amount directly to such stockholders at the time it makes its cash distribution to the Convera Record Date Holders.  In addition, the stock of Vertical Search Works to be distributed to the Convera stockholders (other than the fractional shares for which a cash payment will be made) will be placed in a Delaware statutory trust for the benefit of the Convera Record Date Holders entitled to receive such shares.  Distribution of these shares will be made subsequent to registration of the shares by Vertical Search Works or at such time as they may be distributed pursuant to an exemption from the registration requirements under the securities laws, subject to the right of the trustees to sell the shares, in which case the proceeds will be distributed.  Convera cannot predict when this will occur.

In light of the above, Convera will pay to each Convera Record Date Holder,  in addition to the $0.047 per share cash distribution, a pro-rata distribution of shares of VSW Common Stock owned by Convera, including (a) the fractional cash amount to be paid to Convera by VSW, which would otherwise be paid by VSW to Convera Record Date Holders entitled to receive fractional shares of VSW Common Stock upon the pro-rata distribution of shares of VSW Common Stock owned by Convera based on the contemplated 1-for-83 exchange ratio (based on the number of outstanding shares of Convera Class A Common Stock and the number of shares of VSW Common Stock held by the Company, one whole share of VSW Common Stock will be distributed for each 83 shares of Convera Class A Common Stock); and (b) with respect to the Convera Record Date Holders who would have otherwise been entitled to receive whole shares of VSW Common Stock upon the distribution by the Company of its Vertical Search Works shares, the appropriate number of units in the trust representing the right to receive the appropriate number of the whole shares of VSW Common Stock upon the registration of such shares under federal securities laws or at such time that they may be distributed pursuant to an exemption from the registration requirements, subject to the right of the trustees to sell the shares and distribute the proceeds.

Each Convera Record Date Holder also has the right to receive a pro rata amount, if any, of the revised contingency reserve in excess of the amount required to meet the Company’s obligations under Delaware law to satisfy claims of current or potential creditors.  Such amount and time of distribution, if any, will be determined in the sole discretion of Convera’s board.

The final distribution, consisting of payment of the cash distribution, the fractional cash amount, the placement of the VSW whole shares in trust (and the related distribution of units in the trust) and the right to receive any excess in the contingency reserve, is in complete cancellation of the Class A Common Stock.  Upon such distributions, Convera will seek to terminate immediately the registration of its Class A Common Stock under the Securities Exchange Act of 1934.

Additional information regarding the Convera’s Plan of Dissolution and liquidation, the tax treatment thereof and the previously announced Firstlight merger is available on Schedule 14C, filed with the Securities and Exchange Commission on December 31, 2009 and mailed to shareholders on January 8, 2010 and can be found on the EDGAR system of the Securities and Exchange Commission (www.sec.gov).

Vertical Search Works, a Delaware corporation, is an internet search provider that helps publishers operating online in vertical markets attract and retain its user base though search and provides  advertisements that are semantically matched to the content on the site to increase click through revenues on the site. Vertical Search Works was formed through the merger of Convera’s online search business and Firstlight ERA on February 9, 2010.